                                                                 Exhibit 10(v)


       ============================================================


                                 LOAN AGREEMENT

                           dated as of July 20, 1994



                                    between



                            ANDO ELECTRIC CO., LTD.,


                                   as Lender


                                      and


                                LTX CORPORATION,


                                  as Borrower



                         ______________________________



                                  $20,000,000


       ============================================================

                                                         TABLE OF CONTENTS


                                                                                                        Page

Article 1          -      The Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.1      Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2      Promissory Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.3      Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.4      Loan Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.5      Payments Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 1.6      Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

Article 2          -      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . .   5

         Section 2.1      Organization, Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.2      Corporate Authority, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.3      Validity Of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.4      Ranking.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.5      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.6      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.7      Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.8      Disclosure Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.9      Not an Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . .   8

Article 3          -      Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         Section 3.1      Grant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.2      Exercise of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

Article 4          -      Subordination of Note . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Article 5          -      Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         Section 5.1      Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.2      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.3      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.4      Maintenance of Business . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.5      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.6      Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.7      Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.8      No Merger; Sale of Assets; Change in Control  . . . . . . . . . . . . . . . .  19
         Section 5.9      Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 5.10     Limitation on Sales and Lease-Backs . . . . . . . . . . . . . . . . . . . . .  22
         Section 5.11     Use of Proceeds; Margin Regulations . . . . . . . . . . . . . . . . . . . . .  22

Article 6          -      Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         Section 6.1      Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Article 7          -      Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         Section 7.1      Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 7.2      Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 7.3      Entire Agreement, Amendments, etc.  . . . . . . . . . . . . . . . . . . .  26
         Section 7.4      Governing Law; Jurisdiction . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 7.5      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.6      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.7      Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.8      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.9      Expenses of Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.10     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


Exhibits
- - - --------

Exhibit A          Form of Senior Secured Subordinated Note
Exhibit B          Form of Warrant
Exhibit C          Form of Security Agreement

                                                        GLOSSARY


Defined Term                                                                                                 Page
- - - ------------                                                                                                 ----

1934 Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Change in Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Default Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Distribution Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Organic Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Permitted Senior Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Regulation S  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Restricted Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Senior Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Subordinated Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
U.S. person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
U.S. Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                 LOAN AGREEMENT


                 This Loan Agreement ("AGREEMENT") is made as of July 20, 1994 between LTX CORPORATION, a Massachusetts corporation ("BORROWER"), and ANDO ELECTRIC CO., LTD., a Japanese corporation ("LENDER").

                             PRELIMINARY STATEMENT

                 Borrower desires to borrow US$20,000,000 from Lender for further development of its digital tester technology licensed to Lender and other general corporate purposes, and Lender is willing to advance that amount to Borrower and upon the further terns and conditions of this Agreement.

                 NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1
                                    THE LOAN


                 SECTION 1.1 LOAN. Lender hereby advances to Borrower, and Borrower acknowledges receipt of, the sum of US$20,000,000 (the "LOAN") by wire transfer to Borrower's account number 3870-1900 at State Street Bank and Trust Co., 225 Franklin Street, Boston, Massachusetts (ABA number 011-000-028), on and subject to the terms and conditions of this Agreement and the Loan Documents.

                 SECTION 1.2 PROMISSORY NOTE. The Loan shall be evidenced by a single senior secured subordinated promissory note ("NOTE") in the form attached hereto as Exhibit A.

                 SECTION 1.3 WARRANT. On the date hereof, Borrower shall issue to Lender its Common Stock Purchase Warrant ("WARRANT") in the form attached hereto as Exhibit B for the purchase of 2,000,000 shares of Borrower's common stock, $.05 par value per share.

                          1.3.1 In connection with acquisition of the Note and Warrant, Lender represents that it is its present intention to acquire the Note and Warrant for its own account for the purpose of investment and not with a view to distribution or resale thereof. Lender understands that none of the Note, the Warrant or the shares to be issued under the Warrant has been or will be registered under the United States Securities Act of 1933, as amended (the "U.S. SECURITIES ACT") and may not be sold or transferred within the United States, or to or for the account or benefit of U.S. persons, as such term is defined in Regulation S under the U.S. Securities Act ("REGULATION S"), except in accordance with Regulation S and after expiration of the 40 day restricted period defined therein, or pursuant to an exemption from the registration requirements of the U.S. Securities Act. Lender represents and warrants that it is not a "U.S. person" as defined in Regulation S and is not acquiring the Note or the Warrant for the account or benefit of any U.S. person.

                 SECTION 1.4      LOAN PREPAYMENTS.  Borrower may prepay the
Note in whole or in part at any time, with accrued interest to the date of such prepayment on the outstanding principal amount being prepaid; PROVIDED that each partial prepayment shall be in the amount of $50,000 or an integral multiple thereof. Prepayments shall be applied to principal payments in reverse order of maturity. Any prepayment, in whole or in part, shall be without premium or penalty, and no reborrowing of any prepaid amount shall be permitted. Any notice of an intent to prepay shall be binding on Borrower once received by Lender.

                 SECTION 1.5      PAYMENTS GENERALLY.

                          1.5.1 Subject to earlier payment as provided in this Agreement, Borrower shall repay to Lender the principal amount of the Loan in ten equal semi-annual installments of US$2,000,000 each commencing January 20, 1997 and continuing on each July 20 and January 20 thereafter. Notwithstanding anything to the contrary in this Agreement all remaining principal and accrued interest thereon shall be due and payable on July 20, 2001.

                          1.5.2 All payments of principal or interest, or of any other amount payable hereunder or under any other Loan Document, shall be made to Lender in immediately available funds to Lender's account number 201225 at The Sumitomo Bank, Limited, Shimbashi Branch, 8-3, Shimbashi 1-chome, Minato-ku, Tokyo, Japan, or such other account as Lender may designate from time to time by notice to Borrower. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension. "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other public holiday in the Commonwealth of Massachusetts or in Japan. Any sums due from Lender to Borrower under the License and Development Agreement ("LICENSE AGREEMENT") and Distribution and Supply Agreement ("DISTRIBUTION AGREEMENT"), each dated January 28, 1993 (as amended from time to time) or otherwise may be applied to or set off against the payment of obligations of Borrower due and payable under this Agreement or any Loan Document at any time after the occurrence of an Event of Default, whether or not Lender has elected to accelerate the Loan pursuant to such default. Upon payment in full of the Note and all other amounts payable hereunder, Lender will surrender to Borrower the Note duly marked cancelled.

                          1.5.3 All sums payable by Borrower hereunder or under the Note, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, in United States dollars, free of all taxes, deductions or withholdings levied or imposed by any federal, state, local or other taxing authority whatsoever, except as provided below. If Borrower is prohibited by United States law from making one or more payments hereunder or under the Note or any other Loan Document free of taxes, deductions or withholdings, then Borrower shall pay to Lender only such amount as is lawfully permitted, and shall provide reasonable evidence of such taxes, deductions or withholdings and the basis thereof. Borrower shall provide any necessary documentation or assistance reasonably required by Lender to challenge or obtain under applicable law any such amounts withheld.

                 SECTION 1.6 INTEREST. Borrower will pay interest to Lender on the unpaid principal balance of the Loan, at a rate of eight percent per year. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall be payable on January 20 and July 20 of each year while the Loan is outstanding. In the event any amount payable by Borrower hereunder or under the Note is not paid when due, subject to any applicable grace or cure period, the amount in arrears shall bear interest after as well as before judgment, payable on demand, accrued at a rate of 12% per year.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants to Lender that:

                 SECTION 2.1 ORGANIZATION, STANDING. Borrower is (and shall remain during the term of this Agreement) a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Borrower has the corporate power and authority necessary to own its assets, to carry on its business as now conducted and proposed to be conducted, and to enter into and perform its obligations under this Agreement, the Note, the Warrant, the Security Agreement, and each related document or agreement delivered in connection with the Loan (collectively, the "LOAN DOCUMENTS") to which it is a party. Borrower owns 50% of more of the stock or other equity interest of no other corporation or other entity other than those listed on Schedule 2.1 ("SUBSIDIARIES", which term shall include any such entity held or acquired from time to time).

                 SECTION 2.2 CORPORATE AUTHORITY, ETC. The making and performance of the Loan Documents to which Borrower is a party are within its power and authority and have been duly authorized by all necessary corporate action. The making and performance by Borrower of the Loan Documents to which it is a party do not, and under present law will not, require any consent or approval of any stockholders as such or any other person (except as heretofore obtained); do not and under present law will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award; do not violate any provision of its charter or by-laws (collectively, its "ORGANIC DOCUMENTS"); do not and will not result in any breach of any agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets is or may be subject; and do not and will not give rise to any lien or charge upon any of its assets except in favor of Lender.

Borrower is not in default in any material respect under any of the foregoing, except as otherwise disclosed in SEC Reports.

                 SECTION 2.3 VALIDITY OF DOCUMENTS. Each Loan Document is, or when executed and delivered by Borrower will be, the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms. No authorization, consent, approval, license, exemption of or other filing or registration with any United States court, governmental agency or other tribunal is or under present law will be necessary to the validity or enforceability of any Loan Document.

                 SECTION 2.4 RANKING. The Note is senior in right of payment to Borrower's outstanding 13 1/2% Convertible Subordinated Debentures Due 2011 and 7 1/4% Convertible Subordinated Debentures Due 2011 (collectively, the "SUBORDINATED DEBENTURES") and is "Senior Debt" for all purposes of, and as defined in, the Indentures under which such Debentures were issued.

                 SECTION 2.5 LITIGATION. There are no actions, suits or proceedings pending or threatened against or affecting Borrower or any of its Subsidiaries before any court, government agency, or other tribunal, which could have a material adverse effect on the financial condition, operation or assets of Borrower or upon the ability of Borrower to perform under any Loan Document, the License Agreement or the Distribution Agreement.

                 SECTION 2.6 FINANCIAL STATEMENTS. The consolidated financial statements of Borrower and its Subsidiaries for the twelve month period ended July 31, 1993 and 1992, consisting of balance sheets and related statements of operations, changes in stockholders equity and cash flows with accompanying footnotes, and the opinion thereon of independent certified public accountants; and the consolidated financial statements of

Borrower and its Subsidiaries dated October 31, 1993, January 31, 1994 and April 30, 1994 with respect to the fiscal quarters then ended, are in each case complete and correct in all material respects and fairly present its financial condition, results of operations, changes in stockholders' equity and cash flows as of the dates and for the periods referred to, all in accordance with generally accepted accounting principles consistently applied, subject to fiscal year end audit adjustments in the case of the interim financial statements. There are no liabilities, fixed or contingent, which are material but not reflected in such financial statements or in the notes thereto other than liabilities arising in the ordinary course of business since the date of the interim financial statements. There has been no material adverse change in its financial condition or operations since the date of the interim financial statements.

                 SECTION 2.7 COMPLIANCE WITH LAWS. Borrower is in compliance in all material respects with all laws, regulations, and requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, exemptions from, or has accomplished all filings or registrations or qualifications with, any court or governmental department, public body or authority, commission, board, bureau, agency, or instrumentality, that is necessary for the transaction of its business as presently conducted.

                 SECTION 2.8 DISCLOSURE GENERALLY. Borrower is required to and does file with the Securities and Exchange Commission ("SEC") periodic and other reports ("SEC REPORTS") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended ("1934 ACT"). Lender has been provided with copies of Borrower's SEC Reports for its fiscal year ended July 31, 1993 and all reports filed to the date of this Agreement that cover periods ending after, or events occurring after, that date. Borrower's SEC Reports do not and will not contain any untrue statement of a material fact or omit to state a material fact or any fact necessary to make the statements made therein not materially misleading. The written information, exhibits, reports, brochures or financial statements furnished or to be furnished by Borrower to Lender in connection with this credit facility, the Loans hereunder, or any Loan Document, when considered in the aggregate, do not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

                 SECTION 2.9 NOT AN INVESTMENT COMPANY. Borrower is not an "investment company" as defined in Section 3 of the Investment Company Act of 1940, as amended.

                                   ARTICLE 3
                                    SECURITY

                 SECTION 3.1 GRANT. As security for the punctual payment in full of all installments of principal, interest, fees and other amounts payable under any Loan Document, Lender shall have a valid, perfected lien on and security interest in the assets of Borrower specified in the Security Agreement in the form attached hereto as Exhibit C (with such additional assets on which Liens are granted to Lender from time to time "COLLATERAL") , which Liens shall be subordinate only to Liens securing Permitted Senior Debt, as specified below. Borrower represents and warrants that substantially all of its inventory, property and equipment are located in the United States and owned and held by Borrower, not its Subsidiaries.

                 SECTION 3.2      EXERCISE OF RIGHTS.

                          3.2.1  All Liens in favor of Lender under the
Security Agreement or any other Loan Document on any Collateral shall be junior and subordinate to the rights of the holders of

Permitted Senior Debt which is secured by Liens on the Collateral. All Liens granted or to be granted to the holders of Permitted Senior Debt by Borrower and its Subsidiaries on Collateral from time to time shall in all respects be first, senior and superior to any and all Liens granted under the Loan Documents or to be granted to Lender, regardless (in any case) of the relative times of attachment or perfection of any such Liens or the relative time of filing of any financing statements, mortgages or other security documents.

                          3.2.2  Until all of the Permitted Senior Debt which
is secured by Liens on the Collateral shall have been indefeasibly paid in full in cash or cash equivalents on a final basis, and until all of the commitments of the holders of such Permitted Senior Debt to advance further monies to Borrower secured by the Collateral shall have been terminated, Lender shall not, for a period of 150 days commencing on the effective date of any Default Notice given under Section 4.1.5 of the Agreement, exercise or commence any legal or other proceedings of any kind to enforce any of its rights, remedies, powers or privileges under any of the Loan Documents, provided, that in no event shall this prevent filing of proof of claims in bankruptcy.

                          3.2.3  Lender will terminate all Liens in favor of
Lender on any Collateral upon the sale or transfer of such assets if (a) the holders of Permitted Senior Debt with Liens on the Collateral consent to such sale or transfer and (b) the entire net proceeds of such sale or transfer are applied toward payment of that Permitted Senior Debt.

                          3.2.4  Lender will release all Liens with respect to
any Collateral which (a) the holders of Permitted Senior Debt with Liens on such Collateral release from their Liens, and (b) is sold by Borrower (i) in the ordinary course of business or

(ii) in connection with the replacement of such asset, in which case the replacement assets shall again be Collateral.

                          3.2.5  Lender shall execute, at the request of
Borrower, a separate agreement or agreements, in form and substance reasonably satisfactory to Lender to effect the provisions of this Article 3, with any holder or holders of Permitted Senior Debt to be secured by Liens on Collateral, and do and perform all such further acts and things as such holders may reasonably request to assure such holders the rights and benefits afforded under the Liens granted to such holders by Borrower and this Article 3.

                          3.2.6  The provisions of this Article 3 may not be
amended or waived in any manner which is detrimental to any Permitted Senior Debt with Liens on the Collateral.

                                   ARTICLE 4
                             SUBORDINATION OF NOTE

                 SECTION 4.1 SUBORDINATION. Lender, for itself, its successors and assigns, covenants and agrees, and each successor holder of the Note by its or his acceptance of the Note likewise covenants and agrees, that notwithstanding any other provisions of the Note, the payment of the principal of and premium, if any, and interest on the Note shall be subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Permitted Senior Debt at any time outstanding. The provisions of Section 3.2 and this Article 4 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become the holders of or continue to hold the Permitted Senior Debt, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against Borrower or against the holder of the Note without the necessity of joining Borrower as a party.

                          4.1.1  PAYMENT OF PERMITTED SENIOR DEBT.  In the
event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to Borrower or to its property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of Borrower or distribution or marshaling of its assets or any composition with creditors of Borrower, whether or not involving insolvency or bankruptcy, then and in any such event all Permitted Senior Debt shall be paid indefeasibly in full in cash or cash equivalents before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of the Note. Any payment or distribution on the Note, except payments or distributions of equity securities or securities which are subordinate and junior in right of payment to the payment of all Permitted Senior Debt then outstanding on substantially the terms set forth in this Article 4, which would, but for the provisions hereof, be payable or deliverable in respect of the Note shall be paid or delivered directly to the holders of the Permitted Senior Debt (or their duly authorized representatives), in the proportions in which they hold the same, until all Permitted Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution to or for the holders of the Permitted Senior Debt, and every holder of the Note by becoming a holder hereof shall be deemed to have designated and appointed each holder or holders of the Permitted Senior Debt (and their duly authorized representatives) as agents and attorneys-in-fact of the holder of the Note to file any necessary proof of claim not otherwise filed. The original and every successor holder of the Note by acceptance hereof agrees to execute, at the request of Borrower, a separate agreement or agreements with any holder or holders of the Permitted Senior Debt on the terms set forth in this Article 4.

                          4.1.2  PAYMENTS HELD IN TRUST.  In case any payment
or distribution shall be paid or delivered to any holder of the Note in violation or contravention of the terms of this subordination before all Permitted Senior Debt shall have been paid indefeasibly in full in cash or cash equivalents, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of the Permitted Senior Debt (or their duly authorized representatives), until all Permitted Senior Debt shall have been paid indefeasibly in full in cash or cash equivalents after giving effect to any concurrent payment or distribution to or for the holders of the Permitted Senior Debt.

                          4.1.3  SUBROGATION.  Subject to the payment in full
of all Permitted Senior Debt and until the Note shall be paid indefeasibly in full in cash or cash equivalents, the holder of the Note shall be subrogated to the rights of the holders of the Permitted Senior Debt to receive payments or distributions of assets of Borrower applicable to the Permitted Senior Debt to the extent holders of the Permitted Senior Debt have received payments which, but for this Article 4, would have been paid to the holder. No such payments or distributions applicable to the Permitted Senior Debt shall, as between Borrower, its creditors other than the holders of the Permitted Senior Debt, and the holder of the Note, be deemed to be payment by Borrower to or on account of the Note.

                          4.1.4  SCOPE OF SECTION.  The provisions of this
Article 4 are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Permitted Senior Debt, on the other hand. Nothing contained in this Article 4 or elsewhere in the Note is intended to or shall impair, as between Borrower, its creditors other than the holders of the Permitted Senior Debt, and the holder of the Note, the obligation of Borrower, which is unconditional and absolute, to pay to the holder of the Note the principal of and interest and premium, if any, on the Note as and when the same shall become due and payable in accordance with the terms hereof, or to effect the relative rights of the holder of the Note and creditors of Borrower other than the holders of the Permitted Senior Debt, nor shall anything herein or therein prevent the holder of the Note from accepting any payment with respect to the Note or exercising all remedies otherwise permitted by applicable law upon default under the Note, subject to the rights, if any, under this Article 4 of the holders of the Permitted Senior Debt in respect of cash, property or securities of Borrower received by the holder of the Note.

                          4.1.5  STANDBACK.  No payment on account of the
principal of or interest on, or otherwise in respect of, the Note shall be made following written notice (the "DEFAULT NOTICE") to Borrower by the holders of Permitted Senior Debt of the existence of a default or an event of default with respect to any Permitted Senior Debt or in the instrument or instruments under which the same is outstanding, permitting the holder or holders thereof (or any representative on behalf of such holder or holders) to accelerate the maturity thereof, unless and until such default shall have been cured or waived; provided, however that if such a default or event of default shall have occurred and if the holder or holders of the Permitted Senior Debt shall not have accelerated the payment of the Permitted Senior Debt within 60 days after the effective date of the Default Notice, then, subject to the other provisions of the Note, including, without limitation section 4.1.1, after the expiration of such 60 day period and until such acceleration occurs (or if during such 60 day period the default or event of default is cured or is waived by the holder or holders of the Permitted Senior Debt, then after the time of such cure or waiver), the holder of the Note may, from time to time, receive payments in respect to principal of and of interest on the Note, as payable pursuant to the provisions hereof, including any accrued interest which was not paid as a result of or during such 60 day period, except that if such default or event of default is waived by the holder or holders of the Permitted Senior Debt or is cured and any other Default Notice is given with respect to any other such default or event of default, then the foregoing provisions of this sentence shall again be applicable and complied with, with respect to payments of principal of and interest on the Note. Borrower agrees to notify the holder of the Note promptly of any Default Notice or any such acceleration of the Permitted Senior Debt.

                          4.1.6  SURVIVAL OF RIGHTS.  The right of any present
or future holder of Permitted Senior Debt to enforce subordination of the Note pursuant to the provisions of this Article 4 shall not at any time be prejudiced or impaired by any act or failure to act on the part of Borrower or any such holder, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Permitted Senior Debt or by noncompliance by Borrower with the terms of such subordination regardless of any knowledge thereof such holder may have or otherwise be charged with.

                          4.1.7  AMENDMENT OR WAIVER.  The provisions of this
Article 4 may not be amended or waived in any manner which is detrimental to any Permitted Senior Debt without the consent of the holders of all then existing Permitted Senior Debt.

                                   ARTICLE 5
                                   COVENANTS

                 So long as any amount payable under any Loan Document (including the Note) remains unpaid the following shall apply:

                 SECTION 5.1      REPORTING REQUIREMENTS.

                          5.1.1 ANNUAL FINANCIAL STATEMENTS. As soon as available, but in any event within 120 days after the end of each fiscal year, Borrower will deliver to Lender audited financial statements for such fiscal year. Financial statements for a fiscal period shall mean a balance sheet as of the last day of that period and related statements of income and retained earnings and statements of cash flows for such fiscal year, setting forth in comparative form the same information for the last preceding fiscal year. Financial statements shall be in reasonable detail with appropriate footnotes and prepared in accordance with generally accepted accounting principles applied on a consistent basis (except for changes concurred in by Borrower's independent certified public accountants which are disclosed in appropriate footnotes or in the opinion of such accountants), accompanied by the opinion of its independent certified public accountants, not containing any material qualification as to Borrower's ability to continue as a going concern.

                          5.1.2 QUARTERLY FINANCIAL STATEMENTS. As soon as available, but in any event within forty-five days after the end of each fiscal quarter, Borrower will deliver to Lender cumulative year-to-date financial statements as of the end of such quarter, consisting of a balance sheet and a related statement of income or loss. Such interim financial statements shall be certified by the chief financial officer of Borrower as being complete and correct in all material respects, subject to normal year-end audit adjustments, and prepared in accordance with generally accepted accounting principles, consistently applied. So long as Borrower is required to file SEC Reports, these reporting requirements shall be satisfied by delivery of such SEC reports within three days of the filing thereof with the SEC, with a copy of the required accountant's opinion or certificate of the chief financial officer, as appropriate.

                          5.1.3 OTHER STATEMENTS AND REPORTS. As soon as available, but in any event within fifteen days after the end of the calendar month for which it is furnished, Borrower will furnish to Lender each financial statement or report not of a routine nature furnished to any other creditor or governmental body.

                          5.1.4  QUARTERLY DEFAULT CERTIFICATES.  Each
         quarterly financial statement shall be accompanied by a certificate signed by the chief executive officer or chief financial officer of Borrower, as the case may be, stating (a) the amount of Permitted Senior Debt then outstanding and (b) whether in his opinion an Event of Default or event which with notice or lapse of time or both would become an Event of Default exists on the date of such certificate together with a statement of the details and action taken or proposed to be taken.

                          5.1.5 INTERIM DEFAULT CERTIFICATES. Borrower shall deliver to Lender forthwith upon occurrence of any Event of Default or event which with notice or lapse of time or both would become an Event of Default a certificate signed by its chief executive officer or chief financial officer stating the details thereof and the action taken or proposed to be taken.

                 SECTION 5.2 FURTHER ASSURANCES. In furtherance of Borrower's obligation to perform under the Loan Agreements, Borrower shall execute and deliver all such other and further instruments, and do and perform all such further acts and things as Lender may reasonably request to assure to Lender the rights and benefits afforded by the Loan Documents or which are intended so to be afforded, including but not limited to rights and benefits of any security interests therein granted.

                 SECTION 5.3 COMPLIANCE WITH LAWS. Borrower will comply with all applicable laws, rules, regulations and orders of any governmental authority to which it may be subject, including but not limited to the payment and discharge of all taxes, assessments and governmental charges upon it, its income and its properties prior to the dates on which penalties are attached thereto, except to the extent the duty to comply shall be contested in good faith and by appropriate proceedings.

                 SECTION 5.4 MAINTENANCE OF BUSINESS. Borrower and its Subsidiaries shall continue in and limit their operations to the same general line or type of business as that presently conducted. Borrower shall not transfer to any Subsidiary, directly or indirectly, in one or a series of related transactions, any of Borrower's business operations or assets which, prior to such transfer accounted for in excess of 5% of Borrower's net income or revenues, or the fair market value of which exceeded 5% of Borrower's total assets.

                 SECTION 5.5 INSURANCE. Borrower will maintain, or cause to be maintained, insurance with responsible insurance companies on such properties, in such amounts and forms, with such endorsements and against such risks as is customarily maintained by and currently available to similar businesses operating in the same vicinity. Attached to this Agreement as
Exhibit 5.4 is a list of all insurance stating the names of the insurers, the amount of coverage, the dates of expiration and the properties and risks covered.

                 SECTION 5.6 DEBT. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or in any other manner be liable upon (directly, by guarantee or otherwise) or permit to exist any Indebtedness except (a) Permitted Senior Debt, (b) Indebtedness secured by Permitted Liens and by no other Liens, (c) taxes not yet due, (d) current accounts payable to trade creditors for goods or services payable in the ordinary course of business, (e) Indebtedness for salaries and wages incurred in the ordinary course of its business, (f) Indebtedness in existence on the date hereof, (g) Indebtedness to Borrower's Subsidiaries, provided that each such Subsidiary agrees in writing to subordinate payment of such Indebtedness to the Loan and other obligations under this Agreement on the terms of Section 3.2 and Article 4 and (h) other Indebtedness which is subordinated in writing to the Loan and other obligations under this Agreement on the terms of Section 3.2 and Article 4. "INDEBTEDNESS" shall mean any indebtedness or liability (w) for borrowed money or deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument (including any class of capital stock with fixed payment obligations or redemption of the option of the holder), (x) under leases required to be treated as capitalized leases under generally accepted accounting principles, (y) on account of deposits, advances, reimbursement obligations or (z) secured by any lien on Borrower's or its Subsidiaries' assets. "PERMITTED SENIOR DEBT" shall mean up to an aggregate maximum amount outstanding at any time of US$20,000,000 (whether outstanding on the date of this Agreement or thereafter created incurred or assumed) of (i) principal of, premium, if any, and interest on and all other liabilities and obligations relating to indebtedness to banks and other institutional lenders by Borrower or any of its Subsidiaries for or in connection with money borrowed or the factoring of accounts receivable, including without limitation the existing indebtedness to Silicon Valley Bank, which provides by its terms that it shall be senior, and (ii) the capitalized lease liability required to be stated on the balance sheet of Borrower or its Subsidiaries in accordance with generally accepted accounting principles with respect to such capitalized leases.

                 SECTION 5.7 LIENS. Borrower shall not, nor shall Borrower permit any of its Subsidiaries to, create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance or charge of any kind on or any security interest in ("LIENS") any of its assets, except for the following (collectively, "PERMITTED LIENS"): (a) Liens in existence on the date hereof; (b) Liens securing Permitted Senior Debt; (b) Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained; (c) purchase money security interests arising in connection with the acquisition of property after the date hereof, or existing on acquired property at the time of acquisition, provided such Liens attach only to the property acquired, and the indebtedness secured thereby does not exceed the fair market value of such property; (d) deposits or pledges to secure leases, bids, tenders, contracts other than for the payment of money, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens created by the Loan Documents; and (f) mechanics', materialmen's and other like Liens arising in the ordinary course of business with respect to which the obligations are not due or are being contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained.

                 SECTION 5.8 NO MERGER; SALE OF ASSETS; CHANGE IN CONTROL. Borrower shall not, nor permit any Subsidiary to, (a) dissolve, (b) adopt or enter into any plan or agreement of liquidation, (c) be a party to any merger or consolidation with any other party or (d) liquidate, sell, lease, exchange or otherwise dispose of a substantial portion, or all or substantially all, of its operations or assets, provided that

Lender shall not unreasonably withhold its consent to transactions under (c) and (d) above after request by Borrower accompanied by a description and relevant information concerning the proposed transaction and, provided further that any Subsidiary may merge into Borrower or any wholly-owned Subsidiary of Borrower, provided further, however, Borrower may merge with or acquire the business of another person so long as (i) no Event of Default has occurred and is continuing or would arise therefrom; (ii) in the case of a merger, Borrower is the surviving corporation; (iii) there is no accompanying change in the senior management or Change in Control of Borrower; and (iv) the person being acquired is in the same or a related line of business to that of Borrower. For purposes of clause (d) above, disposal of a substantial portion of Borrower's operations or assets shall deemed to occur if Borrower, directly or indirectly, in one or a series of related transactions, liquidates, sells, leases, exchanges or otherwise disposes of any of Borrower's business operations or assets which, prior to such event accounted for in excess of 20% of Borrower's net income or revenues, or the fair market value of which exceeded 20% of Borrower's total assets. A "CHANGE IN CONTROL" shall be deemed to occur upon
(y) any issuance, sale, transfer or other disposition, or series of issuances, sales, transfers or dispositions, of the capital stock of Borrower that results in any person or group being the beneficial owner (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of in excess of 30% of the capital stock of Borrower or (z) the Separation Date (as defined under the Rights Agreement ("RIGHTS AGREEMENT") dated as of May 11, 1989 between Borrower and The First National Bank of Boston);

                 SECTION 5.9 RESTRICTED PAYMENTS. Borrower shall not, nor permit any of its Subsidiaries to, declare or make any Restricted Payment, except, so long as there shall not exist an

Event of Default either before or after the Restricted Payment, Borrower may make any of the following Restricted Payments:

                          5.9.1 the purchase by Borrower from its employees or former employees of shares of capital stock and the cashing out of stock options of employees of Borrower who will not be continuing as employees of Borrower, if Borrower is under a contractual obligation to do so;

                          5.9.2 the redemption of the rights issued under the Rights Agreement;

                          5.9.3 the scheduled payments on or with respect to the Subordinated Debentures, or, with the prior consent of Lender, exchange or repurchase of any Subordinated Debentures of Borrower outstanding at this time; and

                          5.9.4 the purchase on the open market of shares of capital stock of Borrower for the purpose of holding such capital stock as treasury stock and using it to fund employee stock purchase plans, provided no Event of Default or event which, with the passage of time would become an Event of Default, has occurred and is continuing.

"RESTRICTED PAYMENT" means, with respect to Borrower or any Subsidiary, (a) any dividend or other distribution on any shares of capital stock of Borrower or any Subsidiary (except dividends payable solely in shares of capital stock or rights to acquire capital stock of Borrower, and dividends payable solely to Borrower), (b) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of the capital stock of Borrower or a Subsidiary or (ii) any option, warrant, convertible security or other right to acquire shares of the capital stock of Borrower or a Subsidiary, other than, in either case, payments made solely to Borrower, and (c) any required or optional payment of any principal of, or premium on, or any required or optional purchase, redemption or other retirement or other acquisition of any Subordinated Debentures.

                 SECTION 5.10     LIMITATION ON SALES AND LEASE-BACKS.
Borrower shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with whereby it will sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless such lease is a capitalized lease which is included within and constitutes Permitted Senior Debt. Nothing in this Section 5.10 shall prevent Borrower from acquiring equipment in good faith pursuant to a purchase and substantially contemporaneous sale-leaseback under an operating lease or through operating leases generally.

                 SECTION 5.11 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans hereunder shall be used solely for general corporate purposes in approximately the amounts set forth below:

                 -        Retirement of existing bank debt  $5.0 million

                 -        Development of digital tester     $8.0 million
                          technology

                 -        Working capital                   $7.0 million

No proceeds of any Loan hereunder will be applied for the purpose of purchasing or carrying or trading in any margin securities (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) or refinancing any credit previously extended for any such purpose.

                                   ARTICLE 6
                                    DEFAULT

                 SECTION 6.1 EVENTS OF DEFAULT. If any one or more of the following events ("EVENTS OF DEFAULT") shall occur:

                          6.1.1 Borrower shall fail to pay any installment of principal of the Note within five Business Days after such installment shall have become due and payable (whether at maturity or at a date fixed for the payment of an installment or prepayment or otherwise); or shall fail to pay interest on the Note or any other amount payable under any Loan Document within five Business Days after such interest or other amount shall have become due and payable.

                          6.1.2 Borrower shall fail to observe or perform any other covenant or agreement contained in any Loan Document or the License Agreement or Distribution Agreement, and such failure shall continue for 30 days after written notice thereof has been given by Lender specifying the default and requiring that it be remedied;

                          6.1.3 Any representation or warranty made by Borrower in any Loan Document, the License Agreement or Distribution Agreement or any statement or representation made in any certificate, report or opinion delivered in connection therewith shall prove to have been incorrect or misleading in any material respect when made or confirmed, or with respect to continuing representations shall become incorrect or misleading in any material respect;

                          6.1.4 Any obligation of Borrower in respect of any Permitted Senior Debt shall become or is declared to be due and payable prior to its stated maturity;

                          6.1.5 Any obligation of Borrower in respect of any other Indebtedness in excess of US$5,000,000 (including, without limitation, the Subordinated Debentures) shall become or is declared to be due and payable prior to its stated maturity or any event of default shall have occurred the effect of which permits payment of any such obligation to be demanded prior to its stated maturity;

                          6.1.6 Borrower or any of its Subsidiaries shall be dissolved or liquidated, shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition or commence a case in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed or case commenced against it in any such proceedings, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or all or any substantial part of its properties;

                          6.1.7 A proceeding is commenced against Borrower or any of its Subsidiaries seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, which proceeding shall not have been dismissed within 90 days, or if, within 90 days after the appointment without Borrower's consent or acquiescence of any trustee, receiver or liquidator of Borrower or any of its Subsidiaries, such appointment shall not have been vacated or stayed, or if within 90 days after the expiration of any such stay such appointment shall not have been vacated;

                          6.1.8  A Change in Control; or

                          6.1.9 Any judgments against Borrower or any of its subsidiaries or any attachments against the property of any of the foregoing for amounts in excess of $5,000,000 in the aggregate shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of 60 days;

                 THEN and in every such event (other than that specified in Section 6.1.6) Lender may in its sole discretion, by notice to Borrower, terminate the Loan and declare any unpaid portion of the Note, together with accrued interest thereon and all other amounts payable under any Loan Document to be, and the Note and other amounts shall thereupon become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. Upon the occurrence of an event specified in
Section 6.1.6, the Loan shall automatically terminate and any unpaid portion of the Note, together with accrued interest thereon and all other amounts payable under any Loan Document, shall immediately be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

                                   ARTICLE 7
                                 MISCELLANEOUS

                 SECTION 7.1 WAIVER OF JURY TRIAL. Borrower hereby waives any and all rights to demand trial by jury in any action, proceeding, counterclaim, or other action, whether at law or equity, in any matter whatsoever arising out of this Agreement or the Security Documents or the acts and performance of Lender arising out of or related thereto.

                 SECTION 7.2 WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of Lender or any other holder of the Note in exercising any right, power or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under any Loan Document. The remedies provided under the Loan Documents are cumulative and not exclusive of any remedies provided by law.

                 SECTION 7.3 ENTIRE AGREEMENT, AMENDMENTS, ETC. The Loan Documents together constitute the entire agreement of the parties with respect to the subject matter thereof, and supersede any and all prior or contemporaneous understandings, agreements or communications relating to such subject matter. No amendment, modification, termination or waiver of any Loan Document or any provision thereof nor any consent to any departure by Borrower therefrom shall be effective unless the same is in writing and signed by Lender and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

                 SECTION 7.4 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts negotiated, executed, delivered and to be performed wholly in that State. Borrower hereby consents to the jurisdiction of the courts of such State in any action or proceeding which may be brought against it under or in connection with any Loan Document, and in the event any such action or proceeding shall be brought against it, Borrower agrees not to raise any objection to such jurisdiction or to the laying of the venue therein.

                 SECTION 7.5 ASSIGNMENT. Each Loan Document shall bind and inure to the benefit of the parties thereto and their respective successors and assigns, except that no party shall have the right to assign any of its rights or any interest of it under any Loan Document without the prior written consent of the other party. Other than holders of Permitted Senior Debt, no person not a party to any Loan Document is intended to be benefited thereby.

                 SECTION 7.6 SEVERABILITY. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of such Loan Document or the enforceability of such provision in any other jurisdiction.

                 SECTION 7.7 CAPTIONS. Article and section captions in the Loan Documents are included for convenience of reference only, and shall not constitute a part of any Loan Document for any other purpose.

                 SECTION 7.8 NOTICES. All notices, requests, demands, directions, declarations and other communications provided for in or given under any Loan Document shall, except as otherwise expressly provided, be sent by (i) facsimile, with a copy by first class mail, postage prepaid, or (ii) delivered by hand or courier to the applicable party at its address set forth below. Except as otherwise expressly provided herein, each notice, or other communication shall be effective when sent by facsimile or delivered by hand or courier. Any party may change its address by notice. Notices and other communications shall be sent to:

                          If to Lender:

                                  Ando Electric Co., Ltd.
                                  19-7, Kamata
                                  4-chome, Ota-ku
                                  Tokyo 144 Japan
                                  Attention: ___________________________
                                  Facsimile 011-81-3-3739-7353



                          If to Borrower:

                                  LTX Corporation
                                  LTX Park at University Avenue
                                  Westwood, Massachusetts
                                                   02090-2306
                                  Attention: Chief Financial Officer
                                  Facsimile (617) 329-8836

                          SECTION 7.9      EXPENSES OF LENDER.  Borrower will
from time to time reimburse Lender on demand for all expenses (including the fees and expenses of legal counsel) in connection with the enforcement of the Loan Documents or waiving, amending or supplementing any provision thereof.

                          SECTION 7.10     COUNTERPARTS.  Each of the Loan
Documents may be signed in any number of counterparts and by different parties in separate counterparts, all with the same effect as if the signatures were on the same counterpart, and all counterparts hereof, taken together, shall constitute but one and the same agreement.

                          IN WITNESS WHEREOF, Borrower and Lender have caused
this Agreement to be executed by their proper corporate officers thereunto duly authorized as of the day and year first above written.

                                        Borrower:

                                        LTX Corporation



                                        By: __________________________
                                        Name: Martin Francis
                                        Title:President


                                        Lender:

                                        Ando Electric Co., Ltd.



                                        By: __________________________
                                        Name:
                                        Title:

                                                                             SCHEDULE 2.1

                                 SUBSIDIARIES OF BORROWER
                                 ------------------------
                                                 JURISDICTION
          COMPANY                               OF ORGANIZATION                OWNERSHIP
          -------                               ---------------                ---------
LTX Co., Ltd.                                   Japan                            50.5%

LTX (Europe) Limited                            United Kingdom                   100%

LTX International, Inc.
    a Domestic International
    Sales Corporation (DISC)                    Delaware                         100%

LTX (Deutschland) GmbH                          West Germany                     100%

LTX France S.A.                                 France                           100%

LTX Test Systems Corporation                    Delaware                         100%

LTX (Italia) S.r.L.                             Italy                            100%

LTX Benelux B.B.                                The Netherlands                  100%

LTX International B.V.                          The Netherlands                  100%

LTX (Foreign Sales Corporation) B.V.,
    a Foreign Sales Corporation                 The Netherlands                  100%

LTX Asia International, Inc.                    Delaware                         100%

LTX Israel Limited                              Israel                           100%

LTX (Malaysia) SDN.BHD.                         Malaysia                         100%

iPTest (Holdings) Limited                       United Kingdom                   100%

                                                                     Exhibit A


THE NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SUCH NOTE MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AT THE TIME AMENDED, OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR SIMILAR RULE AS THEN IN EFFECT UNDER SUCH ACT, OR UNLESS SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE WITH RESPECT THERETO.

                                LTX CORPORATION

                  Senior Secured Subordinated Promissory Note
                  -------------------------------------------

US$20,000,000                                                     July 20, 1994

         FOR VALUE RECEIVED, the undersigned LTX Corporation, a Massachusetts corporation (hereinafter, together with its successor and assigns, called the "Maker"), hereby by this promissory note ("Note") promises to pay Ando Electric Co., Ltd., a Japanese corporation (hereinafter, with its successors and legal assigns, called the "Holder"), the principal sum of Twenty Million United States Dollars (US$20,000,000), together with interest on the outstanding principal amount at the rate of eight (8%) percent per year on the unpaid principal amount from the date hereof until the unpaid principal sum shall have been paid in full.

         The Maker shall pay the principal amount due under this Note in ten equal semi-annual installments of US$2,000,000, commencing on January 20, 1997 and continuing on each July 20 and January 20 of each year until this Note has been paid in full on July 20, 2001.

         The Maker shall pay interest on the principal amount outstanding under this Note on January 20 and July 20 of each year until this Note has been paid in full.

         This Note is executed and delivered by the Maker pursuant to the terms and provisions of that certain Loan Agreement between Maker and Holder of even date with this Note. This Note is subject to the terms and conditions of the Loan Agreement and the maturity hereof may be accelerated, the interest rate increased, or amounts set-off against the Maker's liability herein, all as provided in the Loan Agreement. This Note is secured by and the Holder hereof is entitled to the benefits of the Security

                                                                       Exhibit A

Agreement and other Loan Documents (as defined in the Loan Agreement).

         The Holder hereof is also subject to the terms of the Loan Agreement which provide for the subordination of the payment of this Note to certain Permitted Senior Debt (as defined in the Loan Agreement). The provisions of the Loan Agreement relating to subordination to Permitted Senior Debt shall constitute a continuing offer to all persons who, in reliance upon such provisions, become the holders of or continue to hold the Permitted Senior Debt, and such holders are hereby made obligees hereunder the same as if their names were written herein, and they or any of them may proceed to enforce such provisions against Borrower or against the holder of the Note without the necessity of joining Borrower as a party.

         In case of a default in the payment of any principal of or interest on this Note, the Maker shall pay to any holder hereof such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of the holder hereof in exercising any right shall operate as a waiver thereof or otherwise prejudice the rights of the holder hereof. No right conferred hereby upon the holder hereof shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. This Note may not be assigned without the prior written consent of the Maker.

         This Note shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws. The parties hereto, including the Maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

         IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed under seal as of the day and year above first written.

                                              LTX CORPORATION

                                              By: ______________________________
                                              Name:   Martin Francis
                                              Title:  President

                                                                     Exhibit B


THE WARRANT REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SUCH WARRANT MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AT THE TIME AMENDED, OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR SIMILAR RULE AS THEN IN EFFECT UNDER SUCH ACT, OR UNLESS SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE WITH RESPECT HERETO.

                         COMMON STOCK PURCHASE WARRANT

                          Number of Shares:  2,000,000

                                LTX CORPORATION

                                  COMMON STOCK
                                 $.05 PAR VALUE

                            VOID AFTER JULY 31, 2001

         This COMMON STOCK PURCHASE WARRANT is issued, on and as of July 20, 1994, to Ando Electric Co., Ltd. by LTX Corporation, a Massachusetts corporation (hereinafter with its successors and assigns called the "Company").

         For value received, and subject to the terms and conditions hereinafter set out, Ando Electric Co., Ltd. (hereinafter, with its successors and assigns, the "holder" of this Warrant), is entitled upon surrender of this Warrant and the aggregate Purchase Price in immediately available funds (U.S. dollars), with the subscription form annexed hereto duly executed, at the offices of the Company, at LTX Park at University Avenue, Westwood, Massachusetts, or at such other offices as the Company shall notify the holder hereof in writing, to purchase from the Company at an initial Purchase Price of Two Dollars and Thirty-One Cents (US$2.31) per share, Two Million (2,000,000) fully paid and nonassessable shares of the Common Stock, par value of $.05 per share ("Common Stock") of the Company. Such Purchase Price per share, as adjusted from time to time as provided herein, is referred to as the "Purchase Price".

         This Warrant may be exercised in whole or in part, and, if exercised in part, the holder shall be entitled to receive a new warrant covering the number of shares in respect of which this Warrant shall not have been exercised. The person or persons in whose name or names any certificate representing shares of the

Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as of the close of business on the date on which this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed. Until such time as this Warrant is exercised or terminates, the Purchase Price payable and the number and character of securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided in this Warrant.

          1. This Warrant shall expire upon the earlier of (a) July 20, 2001 or (b) 90 days after payment in full to Lender of all amounts due under the Loan Agreement dated of even date hereof between Ando Electric Co., Ltd. and the Company.

          2. The Company covenants that it will at all times reserve and keep available for issuance upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock (the "Warrant Shares") free from all preemptive rights therein, as will be sufficient to permit the exercise in full of this Warrant, and upon such issuance such Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

          3.     The Company represents and warrants to the holder that:

                 (a) The Company has full right, power and authority to issue this Warrant and to perform all of its obligations hereunder or contemplated thereby; this Warrant has been duly authorized, executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms; and no consent, approval, authorization, order of, or filing with, any court, or governmental authority, or any other person is required to consummate the transactions contemplated by this Warrant.

                 (b) The execution, delivery and performance by the Company of this Warrant will not (i) conflict with or constitute a breach of, or default under, the charter or by-laws of the Company or any contract, lease or other agreement or instrument to which the Company is a party or in which it has a beneficial interest, or any statute or regulation or any order or decree of any court or governmental authority binding on the Company or (ii) result in the creation of any lien, charge or encumbrance upon the Warrant or the Warrant Shares or any of the property or assets of the Company.

                 (c) Upon the issuance, or exercise, of this Warrant, the holder shall receive good and marketable title to this Warrant, or the Warrant Shares, as the case may be, free and clear of all pledges, security interests, liens, encumbrances and claims whatsoever, subject, however, to any restrictions on transfer specifically imposed by this Warrant or by applicable federal and state securities laws, and the Company shall have paid all taxes, if any, in respect of the issuance or exercise thereof.

         4. The Purchase Price will be subject to adjustment pursuant to this Section 4.

                 (a) In case the Company shall declare a dividend upon the Common Stock payable otherwise than out of earnings or earned surplus and otherwise than in Common Stock or securities convertible into or exchangeable for Common Stock, the Purchase Price which would apply if purchase rights hereunder were being exercised immediately prior to the declaration of such dividend shall be reduced (but not below $.05 per share) by an amount equal, in the case of a dividend in cash, to the amount thereof payable per share of the Common Stock or, in the case of any other dividend on the Common Stock, to the fair value of such dividend per share of the Common Stock as determined in good faith by the Board of Directors of the Company. Notwithstanding the above, if
the Company declares a dividend on the Common   Stock payable in securities of
the Company, on exercise of this Warrant, the holder shall be entitled to receive, in addition to the Warrant Shares, the amount of such securities paid as a dividend that would have been payable to the holder if this Warrant had been exercised on the record date of such dividend. For the purposes of the foregoing, a dividend shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged the amount distributed in cash or an amount equal to the fair value of such dividend, if the dividend is other than cash, as determined in good faith by the Board of Directors of the Company. Such reductions shall take effect as of the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined.

                 (b) If the Company shall at any time prior to the expiration of this Warrant subdivide its outstanding Common Stock, by split-up or otherwise, or combine its outstanding Common Stock, or issue additional shares of its capital stock in payment of a stock dividend in respect of its Common Stock, the number of shares issuable on the exercise of the unexercised portion of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price then applicable to shares covered by the unexercised portion of this Warrant shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of combination.

                 (c) No adjustment of the Purchase Price shall be made if the amount of such adjustment shall be less than one cent $.01 per share, but in any such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one cent ($.01) per share.

                 (d) If at any time conditions arise by reason of action taken by the Company which, in the opinion of its Board of Directors, are not covered by the provisions of this Warrant, and which might materially and adversely affect the exercise of the rights of the holder, the Board of Directors will appoint a firm of independent certified public accountants of recognized standing, reasonably acceptable to the holder (which may be the firm regularly retained by the Company), which will give its opinion upon the adjustment if any, on a basis consistent with the standards established in the other provisions of this Warrant, necessary with respect to the Purchase Price, so as to preserve, without dilution, the exercise rights of the holder. Upon receipt of the opinion, the Board of Directors will make the adjustments called for.

                 (e) If the Company shall issue any Common Stock (other than Common Stock issuable upon exercise of this Warrant or Common Stock issued by the Company pursuant to warrants, convertible securities or stock option plans of the Company in effect on the date hereof) for a consideration per share less than the fair market value on the date immediately prior to the time of such issue or sale, then in each such case the Purchase Price shall forthwith be adjusted to equal the quotient (calculated to the nearest one-tenth of one cent) obtained by dividing (i) the sum of (x) the product obtained by multiplying the number of Common Stock outstanding immediately prior to such issue or sale by the Purchase Price per Common Share in effect immediately prior to such issue or sale plus (y) the consideration, if any, received by the Company upon such issue or sale, by (ii) the number of Common Stock outstanding immediately after such issue or sale.

                 (f)      In any determination of an adjusted Purchase Price,
(i) the number of Common Stock outstanding at any given time shall exclude shares in the treasury of the Company and shall include shares issuable in respect of scrip certificates issued in lieu of fractional Common Stock, (ii) in the case of the issuance of Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such Common Stock, without deduction of the costs, expenses, fees and commissions incidental to the issuance and sale thereof, and (iii) in the case of the issuance of Common Stock for a consideration other than cash, the consideration received by the Company therefor shall be deemed to be the fair market value to the Company of such consideration as determined by the Board of Directors of the Company.

                 (g) In the case of the issuance by the Company of any security that is convertible into Common Stock or of any rights, warrants or options to purchase Common Stock, (i) the Company shall be deemed to have issued the maximum number of shares of Common Stock deliverable upon the exercise of such conversion privileges of the convertible security, rights, warrants or options and (ii) the consideration therefor shall be deemed to be the consideration received by the Company for such convertible securities, or for such rights or options, as the case may be, without deduction of the costs, expenses, fees and commissions incidental to the issue and sale thereof plus:
(x) in the case of such convertible securities, any consideration or adjustment payment to be received by the Company in connection with such conversion, or (y) in the case of such rights, warrants, or options, the minimum price at which the Common Stock are to be delivered upon the exercise of such right or options. No further adjustment of the Purchase Price shall be made as a result of the actual issuance of Common Stock referred to in this paragraph. On the expiration of such rights, warrants, or options, or the termination of such privilege to convert, the Purchase Price and the number of Common Stock purchasable upon exercise of any unexercised warrants shall be respectively readjusted to such Purchase Price and such number of Common Stock as would have pertained had the adjustments made upon the issuance of such rights, warrants, options or convertible securities been made upon the basis of the issuance of only the Common Stock actually delivered upon the exercise of such rights or options or upon the conversion of such convertible securities.

         5. In case of any capital reorganization, reclassification or change of the outstanding Common Stock of the Company (other than as a result of any subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization, or in case of any sale to another corporation or other business organization of all or substantially all of the assets of the Company, at any time prior to the expiration of this Warrant, then, as a condition of such reclassification, reorganization, change, consolidation, merger or sale, lawful and adequate provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered documents evidencing the same from the Company or its successor shall be delivered to the holder of this Warrant, whereby the holder of this Warrant shall have the right prior to the expiration of this Warrant to purchase, at a total price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, such kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger or sale by a holder of the number of shares of Common Stock of the Company which might have been purchased by the holder of this Warrant immediately prior to such reclassification, reorganization, change, consolidation, merger or sale, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holder of this Warrant to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant) shall thereafter be applicable in relation to any shares of stock, and other securities and property thereafter deliverable upon exercise hereof. The Company shall not effect any such reorganization, reclassification, consolidation, merger or sale unless, upon or prior to the consummation thereof, the successor corporation shall assume by written instrument the obligation to deliver to the holder hereof such shares of stock, securities or other property as such holder shall be entitled to purchase in accordance with the foregoing provisions.

         6. In no event shall any fractional share of Common Stock of the Company be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the registered holder would, except as provided in this Section 6, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next higher number of full shares of Common Stock, issuing a full share of Common Stock with respect to such fractional share.

         7.      Immediately upon any adjustment of the Purchase
Price or increase or decrease in the number of shares of Common Stock purchasable upon exercise of this Warrant, as herein provided the Company shall send written notice thereof to the holder of this Warrant setting forth the Purchase Price after such adjustment and the increased or decreased number of shares purchasable upon exercise of this Warrant and setting forth a brief statement of the facts requiring such adjustment.

         8. This Warrant will not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. In the absence of affirmative action by the holder to exercise this Warrant, no provision of this Warrant, and no enumeration in this Warrant of the rights or privileges of the holder, will give rise to any liability of holder for the exercise price of Common Stock acquirable by exercise of the Warrants, or as a stockholder of the Company.

         9. Notwithstanding anything to the contrary contained in this Warrant, the holder of this Warrant shall not pledge, mortgage, transfer, endorse or otherwise convey this Warrant without the prior written consent of the Company. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner (notwithstanding any notations of ownership or writing made by anyone other than the Company) for all purposes and this will not be affected by any notice to the contrary, until this Warrant is presented for registration or transfer.

                 (a) This Warrant is exchangeable, upon its surrender by the holder to the Company for new Warrants of the same tenor and date representing in the aggregate the right to purchase the number of Warrant
Shares purchasable under this Warrant, each of the new Warrants to represent the right to purchase the number of shares designated by the holder at the time of the surrender. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of the same tenor, in lieu of this Warrant. This Warrant will be cancelled promptly by the Company upon surrender in connection with any exchange, transfer or replacement. The Company will pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of new Warrants, except for expenses, taxes and other charges payable to replace this Warrant (or a subsequent replacement Warrant) if it is lost, destroyed, or mutilated.

         10.     (a)      The Purchaser represents that it is its present
intention to acquire this Warrant for its own account and that this Warrant is being acquired for the purpose of investment and not with a view to distribution or resale thereof. The Purchaser understands that this Warrant and Warrant Shares have not been, will not be and may not be sold or transferred within the United States, or to or for the account or benefit of U.S. persons, as such term is defined in Regulation S under the U.S. Securities Act ("Regulation S"), except in accordance with Regulation S and after expiration of the 40 day restricted period defined therein, or pursuant to an exemption from the registration requirements of the U.S. Securities Act.

                 (b)      In connection with any sale of the Warrant
Shares the holder will comply with the volume limitations under Rule 144 promulgated under the U.S. Securities Act, or successor provision, regardless of whether or not compliance with such volume limitations under Rule 144 is required to effect such sale under such Act; provided, however, that absent any legal requirement, the holder shall not be required hereby to restrict the volume of sales to an extent which would require a period of more than six months to complete sale of all the Warrant Shares. Holder shall give notice to the Company of the number of shares sold or transferred during any month not later than 10 business days after the end of such month.

                 (c) The holder represents and warrants that it is not a "U.S. person" as defined in Regulation S and is not acquiring this Warrant or such shares for the account of or benefit of any U.S. person. The holder hereof, by accepting this Warrant, covenants and agrees that neither the Warrant nor the Warrant Shares will be sold or transferred except pursuant to an effective registration under the U. S. Securities Act or an exemption thereto, including Regulation S. Upon receiving assurances reasonably satisfactory to the Company that transfer of the Warrant Shares will be in compliance with the U.S. Securities Act, the Company shall deliver to the holder certificates representing the Warrant Shares for such transfer without any restrictive legend. Such assurances may include (i) a representation from the holder that the Warrant Shares are to be transferred in an offshore transaction pursuant to Rule 904 of Regulation S, (ii) if so requested by the holder, delivery of the delegended share certificates after the restricted period then applicable under Regulation S has expired, and/or (iii) delivery of an opinion of counsel for the holder in form and substance reasonably satisfactory to the Company.

         11. The provisions and terms of this Warrant shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

                                              LTX CORPORATION


                                              BY:  _____________________________
                                              NAME:  Martin Francis
                                              TITLE:  President

                                              ACCEPTED:
                                              --------

                                              ANDO ELECTRIC CO., LTD.


                                              BY:  _____________________________
                                              NAME:
                                              TITLE:

                              FORM OF SUBSCRIPTION
                              --------------------


To:      LTX Corporation                              Date:__________________


                           The undersigned hereby subscribes for ________shares
of Common Stock of LTX Corporation covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:


                                              __________________________________
                                              NAME


                                              __________________________________
                                              Name for Registration


                                              __________________________________
                                              Mailing Address

                                                                   Exhibit C


                               SECURITY AGREEMENT


                           This SECURITY AGREEMENT, dated July 20, 1994, is
made by LTX Corporation, a Massachusetts corporation (the "GRANTOR"), to and in favor of ANDO ELECTRIC CO., LTD. (the "SECURED PARTY").

                                    RECITALS

                           Pursuant to a Loan Agreement of even date ("LOAN
AGREEMENT") the Secured Party has advanced to Grantor the sum of $20,000,000 represented by a Senior Secured Subordinated Promissory Note (the "NOTE") dated of even date herewith. As security for the Loan and other obligations under the Loan Agreement, and as a condition to the Loan, Grantor desires to grant to Secured Party the security interests in the collateral specified herein on the terms and conditions of this Agreement. Terms defined in the Loan Agreement and not otherwise defined herein have the same meanings in this Agreement.


                               TERMS OF AGREEMENT

                           NOW, THEREFORE, in consideration of, and in order to
induce the Secured Party to make, the Loan, the Grantor hereby agrees with the Secured Party as follows:

                           SECTION 1.  GRANT OF SECURITY.  The Grantor hereby
assigns and pledges to the Secured Party, and hereby grants to the Secured Party a security interest in, all of the Grantor's right, title and interest in and to the following, whether now owned or hereafter acquired (the "COLLATERAL"):

                              (a)   all equipment in all of its forms,
wherever located, now or hereafter existing (including, but not limited to, all machinery and production equipment located at Grantor's premises at Westwood, Massachusetts and San Jose, California), all fixtures and all parts thereof and all accessions thereto (any and all such equipment, fixtures, parts and accessions being the "EQUIPMENT");

                              (b)   all inventory in all of its forms,
wherever located, now or hereafter existing (including, but not limited to, (i) all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii) goods in which the Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which the Grantor has an interest or right as consignee), and (iii) goods which are returned to or repossessed by the Grantor, and all accessions thereto and products thereof and documents therefor (any and all such inventory, accessions, products and documents being the "INVENTORY");

                              (c)  The books and records of Grantor relating
to the Collateral; and

                              (d)  all proceeds of any and all of the
foregoing Collateral including, without limitation, all (i) payments under insurance (whether or not the Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) cash.

                           SECTION 2.  SECURITY FOR OBLIGATIONS.  This
Agreement secures the payment of all obligations of the Grantor now or hereafter existing under the Loan Agreement or any of the Loan Documents, whether for principal, interest, fees, expenses or otherwise, and all obligations of the Grantor now or hereafter existing under this Agreement (all such obligations of the Grantor being the "OBLIGATIONS"). All rights and remedies in and with respect to the Collateral under this Agreement and the other

Loan Documents are subordinate to and subject to the rights and remedies of the holders of Permitted Senior Debt with Liens on the Collateral, as provided in
Article 3 of the Loan Agreement.

         SECTION 3. REPRESENTATIONS AND WARRANTIES. The Grantor represents and warrants as follows:

              (a) Grantor is (and will remain during the term of this Agreement) a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business.

              (b) Grantor has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to perform fully its obligations under this Agreement. This Agreement has been duly executed and delivered and is the valid and binding obligation of Grantor enforceable in accordance with its terms. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other person is required in connection with the execution and delivery by Grantor of this Agreement and the consummation and performance by Grantor of the transactions contemplated hereby.

              (c) All of the Equipment and Inventory are located at Grantor's principal place of business or at such other places specified on Exhibit 3 hereto or by notice to Secured Party (subject to the provisions of Sections 4 and 7). The chief place of business and chief executive office of the Grantor are at its offices in Massachusetts.

              (d) The Grantor is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement and Permitted Liens. No effective financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Party relating to this Agreement or with respect to Permitted Liens. The Grantor has the following trade names: [none]

                (e) The Grantor has exclusive possession and control of the Equipment and Inventory.

                (f) This Agreement creates a valid and perfected security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

                (g) Except for filing of UCC-1 financing statements and subject to the rights of holders of Permitted Senior Debt, no consent of any other person or entity and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the grant by the Grantor of the security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantor, (ii) for the perfection or maintenance of the security interest created hereby or (iii) for the exercise by the Secured Party of rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

                (h) The Inventory has been produced by the Grantor in compliance with all requirements of the Fair Labor Standards Act.

                (i) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

           SECTION 4. FURTHER ASSURANCES. (a) The Grantor agrees that from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including execution and filing of additional financing statements in any jurisdiction where the Collateral may be located or to which Grantor may move its principal place of business and/or chief executive office. Without limiting the generality of the foregoing, the Grantor will:
(i) at the request of the Secured Party, mark each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Secured Party, indicating that such document or Collateral is subject to the security interest granted hereby; (ii) if any Collateral shall be evidenced by a promissory note, instrument or chattel paper, deliver and pledge to the Secured Party hereunder such note, instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Secured Party; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Secured Party may request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

                (b) The Grantor hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

                    (c) The Grantor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request.

               SECTION 5.  As to Equipment and Inventory.
                           -----------------------------
                    (a) The Grantor shall keep the Equipment and Inventory (other than Inventory sold in the ordinary course of business) at the places therefor specified in Section 3(c) or, upon 30 days' prior written notice to the Secured Party, at such other places in jurisdictions where all action required to maintain Secured Party's perfected security interest in the Equipment and Inventory shall have been taken.

                    (b) The Grantor shall cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual, and shall forthwith, or in the case of any loss or damage to any of the Equipment as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements in connection therewith which are necessary or desirable to such end. The Grantor shall promptly furnish to the Secured Party a statement respecting any loss or damage to any of the Equipment.

                    (c) The Grantor shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory. In producing the Inventory, the Grantor shall comply with all requirements of the Fair Labor Standards Act.

             SECTION 6. INSURANCE. (a) The Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to the Secured Party from time to time. Each such policy shall (i) name the Grantor and the Secured Party as insured parties thereunder (without any representation or warranty by or obligation upon the Secured Party) as their interests may appear, (ii) provide that there shall be no recourse against the Secured Party for payment of premiums or other amounts with respect thereto and
(iii) provide that at least 10 days' prior written notice of cancellation or of lapse shall be given to the Secured Party by the insurer. Each policy for liability insurance shall, in addition, at Secured Party's request, provide for all losses to be paid on behalf of the Secured Party and the Grantor as their respective interests may appear and each policy for property damage insurance shall provide for all losses (except for losses of less than $100,000 per occurrence) to be paid directly to the Secured Party, subject to the provisions of clause (b) below. The Grantor shall, if so requested by the Secured Party, deliver to the Secured Party original or duplicate policies of such insurance and, as often as the Secured Party may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, the Grantor shall, at the request of the Secured Party, duly execute and deliver instruments of assignment of such insurance policies and cause the insurers to acknowledge notice of such assignment.

                    (b) Upon (i) the occurrence and during the continuance of any Event of Default under the Loan Agreement, or (ii) the actual or constructive total loss (in excess of $100,000 per occurrence) of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to and applied by the Secured Party as specified in
Section 11(b), PROVIDED, HOWEVER, in case of receipt of insurance payments with respect to losses of Inventory or Equipment, the Grantor may elect within 30 days of such loss to replace the Inventory or Equipment with similar or like kind Inventory or Equipment in which event Secured Party shall use and apply the insurance proceeds as directed by Grantor to pay for such replacement Inventory or Equipment.

             SECTION 7.  TRANSFERS AND OTHER LIENS.  The Grantor
shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except in the ordinary course of business, or (iii) create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral, except for the security interest under this Agreement and Permitted Liens.

             SECTION 8.  SECURED PARTY APPOINTED ATTORNEY-IN-FACT.  The
Grantor hereby irrevocably appoints the Secured Party the Grantor's attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Secured Party's discretion, after and during the continuation of any Event of Default (whether or not Secured Party has elected to accelerate the Loan), to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

                (a) to obtain and adjust insurance required to be paid to the Secured Party pursuant to Section 6,

                (b) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral, or

                (c) to file any claims or take any action or institute any proceedings which the Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party with respect to any of the Collateral.

          SECTION 9. Secured Party May Perform. If the Grantor fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement, and the expenses of the Secured
Party incurred in connection therewith shall be payable by the Grantor under
Section 12(b).

          SECTION 10. The Secured Party's Duties. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property.

      SECTION 11. REMEDIES. If any Event of Default shall have occurred and be continuing:

                 (a) The Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the Commonwealth of Massachusetts at that time (the "CODE") (whether or not the Code applies to the affected Collateral) or the Uniform Commercial Code applicable to the validity or perfection of the security interest in the Collateral over which rights on default are asserted, and also may (i) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Secured Party forthwith, assemble all or part of the Collateral as directed by the Secured Party and make it available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Party's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable.
The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                 (b) Any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, and/or then or at any time thereafter be applied (after payment of any amounts payable to the Secured Party pursuant to Section 12) in whole or in part by the Secured Party against, all or any part of the Obligations in such order as the Secured Party shall elect. Any surplus of such cash or cash proceeds held by the Secured Party and remaining after payment in full of all the Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

                 (c) The Secured Party may exercise any and all rights and remedies of the Grantor under or in respect of the Collateral.

                 (d) All payments received by the Grantor under or otherwise in respect of the Collateral shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Secured Party in the same form as so received (with any necessary indorsement).

         SECTION 12. INDEMNITY AND EXPENSES. (a) The Grantor agrees to indemnify the Secured Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Secured Party's gross negligence or willful misconduct.

                 (b) The Grantor will upon demand pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

        SECTION 13. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 14. ADDRESSES FOR NOTICES. All notices and other communications provided for hereunder shall be in writing and given in the manner and where provided in the Loan Agreement.

        SECTION 15. CONTINUING SECURITY INTEREST; ASSIGNMENT OF NOTE. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Obligations and all other amounts payable under this Agreement, (b) be binding upon the Grantor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Note to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Secured Party herein or otherwise. Upon the later of the payment in full of the Obligations and all other amounts payable under this Agreement, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Secured Party will, at the Grantor's expense, execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

        SECTION 16. GOVERNING LAW; TERMS. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than such State. Unless otherwise defined herein terms used in Article 9 of the Code are used herein as therein defined.

        IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                LTX CORPORATION



                                By: ______________________________
                                Name:   Martin Francis
                                Title:  President